Exhibit 99.1

FISCAL YEAR 2004 1st QUARTER EARNINGS

For Immediate Release
Contact:	J. D. Wessling
Cascade Natural Gas Corporation
206/624-3900

January 22, 2004 [Seattle] — Cascade Natural Gas Corporation (NYSE: CGC) reported earnings of $7.9 million, or $0.71 per share for the 2004 fiscal first quarter, a 16% improvement over earnings of  $6.7 million, or $0.61 per share for the first quarter ended December 31, 2002. The fiscal 2004 first quarter included a mark-to-market valuation of financial derivatives that positively affected margin by $406,000. The fiscal 2003 quarter included a $375,000 charge for settlement of a personal injury claim.

Residential and commercial operating margins (revenue minus gas costs and revenue taxes) were up $1.1 million in the quarterly comparison. The increase is attributed to a 4% increase in per customer consumption, primarily due to colder weather, as well as a 4% increase in number of customers.

Industrial operating margin was up $388,000 in the quarterly comparison with the increase attributable primarily to the positive mark-to-market swap valuation that supports fiscal year 2004 fixed-price gas supply contracts to a group of industrial customers. The mark-to-market valuation will change each quarter depending on natural gas prices and number of therms remaining to be delivered per the swap contract. Operating margin from electric generation customers was down $280,000 in the quarter ended December 31, 2003 compared to the December 31, 2002 quarter.

Cost of operations for the quarter was lower by $660,000 compared to the fiscal year 2003 first quarter. Changes to employee benefit plans implemented in July 2003 resulted in an $816,000 decrease in employee benefits expense. Partially offsetting these favorable comparisons were expense increases of $469,000 for bad debts, depreciation expense and property and miscellaneous taxes.

Capital expenditures in the first quarter were $10.2 million, which included $2.9 million for a project to automate meter reading.  The project started in the third quarter of fiscal year 2003 and is expected to continue through the first quarter of fiscal year 2005 at a total cost of $16 million.

Based on first quarter performance and other factors, management confirms the previously disclosed fiscal year 2004 earnings guideline of $1.30 to $1.40 per share.

The Company previously announced its declaration of a $0.24 per share quarterly dividend on common stock, payable February 13, 2004 to shareholders of record at the close of business January 14, 2004.

Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 212,000 customers in the states of Washington and Oregon.

Statements contained in this report that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to the Company include, among others, its ability to successfully implement internal performance goals, competition from alternative forms of energy, consolidation in the energy industry, the failure or inability of key natural gas suppliers to honor their commitments, the capital-intensive nature of the Company’s business, regulatory issues, including the need for adequate and timely rate relief to recover increased capital and operating costs resulting from customer growth and to sustain dividend levels, the weather, increasing competition brought on by deregulation initiatives at the federal and state regulatory levels, the potential loss of large volume industrial customers due to “bypass” or the shift by such customers to special competitive contracts at lower per unit margins, exposure to environmental cleanup requirements, and economic conditions, particularly in the Company’s service area.

Cascade Natural Gas Corporation

Financial Highlights - (Thousands, except per share amounts)

First Quarter Fiscal 2004

	Fiscal Year 2004					Fiscal Year 2003
	Three Months Ended				Year to	Three Months Ended				Year Ended
	Dec 31	Mar 31	Jun 30	Sep 30	Date	Dec 31	Mar 31	Jun 30	Sep 30	Sep 30
Revenues	$104,884				$104,884	$100,496	$109,286	$53,793	$39,180	$302,755
Operating Margin	30,693				30,693	29,509	29,647	17,328	14,191	90,675
Cost of Operations	15,129				15,129	15,789	15,749	17,249	15,597	64,384

Operating Income (Loss)	15,564	0	0	0	15,564	13,720	13,898	79	(1,406)	26,291
Interest and Other	3,116				3,116	3,199	3,112	3,197	2,946	12,454
Income Taxes	4,543				4,543	3,840	3,937	(1,138)	(1,906)	4,733

Net Income (Loss)	$7,905	$—	$—	$—	$7,905	$6,681	$6,849	$(1,980)	$(2,446)	$9,104

Common Shares Outstanding:
End of Period	11,181				11,181	11,045	11,071	11,101	11,132	11,132
Average	11,158				11,158	11,045	11,057	11,086	11,114	11,075

Earnings (Loss) Per Share
Basic	$0.71				$0.71	$0.61	$0.62	$(0.18)	$(0.22)	$0.82
Diluted	$0.71				$0.71	$0.60	$0.62	$(0.18)	$(0.22)	$0.82

Dividends Paid per share	$0.24				$0.24	$0.24	$0.24	$0.24	$0.24	$0.96

Capital Expenditures (net)	$10,216				$10,216	$5,524	$5,254	$6,063	$10,852	$27,693

Book Value Per Share	$10.61				$10.61	$10.70	$11.10	$10.70	$10.11	$10.11

Market Closing Price	$21.09				$21.09	$20.00	$19.40	$19.10	$19.60	$19.60

Active Customers (End of Period)	216				216	207	209	207	206	206

Gas Deliveries (Therms):
Residential & Commercial	86,070				86,070	79,638	84,967	37,465	20,741	222,811
Industrial & Other	260,887				260,887	260,369	252,025	176,667	250,041	939,102

Degree Days
Normal	2,044				2,044	2,042	2,272	871	233	5,418
Actual	2,106				2,106	2,027	2,049	826	140	5,042

Colder (warmer) than 5-year avg.	3%				3%	(1)%	(10)%	(5)%	(40)%	(7)%